Corporate Communications                         Exhibit 99.2
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Iveco Group presents its future organization and leadership team

London, November 2, 2021

CNH Industrial N.V. (NYSE: CNHI / MI: CNHI) announces the organizational structure of the future Iveco Group. As previously communicated, designated CEO Gerrit Marx will lead this new, to be listed, company with its commercial vehicles, powertrain, specialty vehicles and financial services businesses into independent operation in early 2022.

Under Mr. Marx’s leadership, the Iveco Group structure is designed to be customer-centric, accountable and performance driven. Its delineation stems from the Business Units, which encompass the following businesses with their respective brands: Truck (IVECO), Bus (IVECO BUS and HEULIEZ), Powertrain (FPT Industrial), Defence Vehicles & ASTRA, Firefighting (Magirus) and Financial Services (IVECO CAPITAL).

The Support & Industrial Functions, Finance, Operations, Technology & Digital and Human Resources & ICT will deliver streamlined solutions enabling the Business Units to execute swiftly and effectively. The Corporate Functions will ensure the appropriate level of specific support in the areas of Legal & Compliance, Institutional Relations & Sustainability, Communications and Internal Audit.

“With this structure in place, we are ready to embark on our exciting future. It provides clarity from the start and from the top, placing customer-centricity at its core and setting forth a high-performing team with well-defined roles and accountabilities that mutually complement each other. Its design will generate a positive ripple effect down to the further layers of the organization, driving our sharp focus on key business goals and identifying the best means for serving our customers, cooperating with our partners and rewarding our shareholders,” said Gerrit Marx, designated CEO, Iveco Group.

CNH Industrial N.V. Corporate Office: 25 St James’s Street London, SW1A 1HA

Corporate Communications                         Exhibit 99.2
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This newly announced organization sees the following individuals appointed to the Senior Leadership Team (SLT):

Business Units
Truck – Luca Sra, President
Bus – Domenico Nucera, President
Powertrain – Sylvain Blaise, President
Defence Vehicles & ASTRA – Claudio Catalano, President
Firefighting – Thomas Hilse, President
Financial Services – Simone Olivati, President

Support & Industrial Functions
Finance – Francesco Tanzi, Chief Financial Officer
Operations – Annalisa Stupenengo, Chief Operations Officer
Technology & Digital – Marco Liccardo, Chief Technology & Digital Officer
Human Resources & ICT – Francesco Tutino, Chief Human Resources & ICT Officer

Corporate Functions
Institutional Relations & Sustainability – Michele Ziosi, Senior Vice President
Communications – Francesco Polsinelli, Senior Vice President
The Legal & Compliance and Internal Audit appointments will be announced at a later date.

CNH Industrial N.V. (NYSE: CNHI / MI: CNHI) is a global leader in the capital goods sector with established industrial experience, a wide range of products and a worldwide presence. Each of the individual brands belonging to the Company is a major international force in its specific industrial sector: Case IH, New Holland Agriculture and Steyr for tractors and agricultural machinery; Case and New Holland Construction for earth moving equipment; Iveco for commercial vehicles; Iveco Bus and Heuliez Bus for buses and coaches; Iveco Astra for quarry and construction vehicles; Magirus for firefighting vehicles; Iveco Defence Vehicles for defence and civil protection; and FPT Industrial for engines and transmissions. More information can be found on the corporate website: www.cnhindustrial.com

Corporate Communications                         Exhibit 99.2
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